2600 Citadel Plaza Drive	Exhibit 99.1
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE	Information: Brook Wootton
(713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES
STRONG THIRD QUARTER 2005 RESULTS
AND MINIMAL DAMAGE FROM HURRICANE WILMA

HOUSTON, (October 25, 2005) -- Weingarten Realty Investors (NYSE: WRI) announced today strong results for its third quarter that ended September 30, 2005.

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Net income available to common shareholders on a diluted basis increased to $60.3 million, compared to $29.8 million in the third quarter 2004, up 102.3%, primarily resulting from gains on sales of properties;

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Funds from Operations (FFO) on a diluted basis, generally considered the most meaningful performance measurement within the REIT industry, rose to $63.8 million for the third quarter of 2005 from $58.9 million for the same period in 2004, an 8.3% increase. FFO for the nine months ending September 30, 2005, increased to $189.7 million from $164.1 million, an increase of 15.6%. On a diluted per share basis, FFO for the third quarter of 2005 increased to $0.68 per share compared to $0.65 per share for the same quarter of the previous year, a 4.6% increase, and for the nine months increased 10.3% to $2.04 from $1.85 per share;

•	Rental revenues for the third quarter of 2005 were $137.1 million, up from $125.7 million for the third quarter of 2004, a 9.1% increase;

•	Same-property Net Operating Income (NOI) grew at a very strong rate of 4.6%, which was one of the highest increases in recent years, for the third quarter of 2005 compared to 3.5% in 2004;

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Occupancy in the Company’s overall portfolio increased to 94.7% for the third quarter of 2005, up from 94.2% for the same period in 2004. Occupancy for the retail properties in the third quarter of 2005 was 94.9%, and the industrial portfolio was 93.8%;

•	Year-to-date acquisitions and new development added 2.1 million square feet to the Company’s portfolio, representing a total investment of $285 million;

•	Year-to-date dispositions totaled 1.2 million square feet providing proceeds of $152.8 million, generating gains of $67.4 million;

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The Board of Trust Managers declared a dividend of $0.44 per common share for the third quarter of 2005, up from $0.415 per common share in the same period of 2004. On an annualized basis, this represents a dividend of $1.76 per common share as compared to $1.66 per common share for the prior year, a 6.0% increase. The dividend is payable on December 15, 2005 to shareholders of record on December 5, 2005; and

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The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) are $0.421875 per share for the third quarter of 2005. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE: WRIPrE) are $0.434375 per share for the same period. Both preferred share dividends are payable on December 15, 2005 to shareholders of record on December 5, 2005.

In announcing the results for the third quarter, Drew Alexander, President and Chief Executive Officer, attributed the Company’s solid performance to a strong leasing market which produced healthy increases in same property NOI through increased occupancy and rental rates, and the performance from the higher-quality assets obtained through the Company’s acquisition and new development programs over the last few years.

Portfolio Enhancements
During the third quarter, the Company purchased Millpond Center, a 117,000 square foot shopping center anchored by a Kroger, located in Lexington, Kentucky. Additionally, the Company purchased two industrial properties in Texas, Freeport Business Center in Stafford (Houston area) and Central Plano Business Park in Plano (Dallas area). Together, these acquisitions total 506,000 square feet with a combined investment of $34 million and a projected return of over 8%. In addition, the Company has in excess of $100 million of potential acquisitions that are in various stages of due diligence. The Company has closed $266.3 million in acquisitions, year-to-date, adding 2.1 million square feet to its portfolio with a projected return of around 8%.

“Looking forward, market conditions for additional acquisitions will continue to determine the pace of our ongoing program. As always, we take a very disciplined approach to investing our shareholders’ money and will only acquire properties that can deliver long-term returns over our weighted average cost of capital,” Alexander said. “An important component of our growth strategy is the Company’s new development program, where we continue to see significant progress in the number of new development projects under contract. Anchored by dominant supermarkets or national discount department stores, we currently have eight retail properties in various stages of new construction. Additionally, we have assembled a very attractive ‘pipeline’ of new development projects and currently have over 20 new opportunities in various stages of due diligence that upon completion could represent an investment of around $350 million. Expanding on our strategy of increasing our geographical footprint in high-growth, high-barrier-to-entry markets, our new development pipeline is increasing our presence in Florida, Arizona, North Carolina, and Washington, to name a few. We fully anticipate bringing over $200 million dollars of this pipeline online in 2007, with the remaining properties slated to open during 2008.”

The Company continued to accelerate its disposition program during the third quarter of 2005 by selling two Texas shopping centers, Williams Trace in Houston and Coronado Hills in El Paso, which together totaled 390,000 square feet. Sales proceeds from these dispositions were $53.7 million and generated gains of $27.7 million. Year-to-date, the Company has closed $152.8 million in dispositions, at a weighted capitalization rate of slightly over 7 percent. Alexander stated, “In this attractive disposition market, we have accelerated our strategy to dispose of assets opportunistically. Going forward, we anticipate selling about $250 million annually in properties that no longer fit our long-term growth objectives. By redeploying these disposition proceeds into higher-growth assets, we will continually improve the overall quality and value of our portfolio, while also increasing FFO, all of which will benefit our shareholders.  While these transactions may be somewhat dilutive to FFO in the near-term, it certainly positions our portfolio for stronger long-term growth and provides a source of capital for our strategic acquisition and new development programs.”

Existing Portfolio Strength
In the Company’s existing portfolio, the Company completed 341 new leases or renewals, totaling 1.7 million square feet during the third quarter of 2005, with an average rental rate increase of 6.9% on a same-space cash basis from third quarter of 2004. Net of capital costs associated with improvements to the leased spaces, rental rates rose 5.9%. The Company also reported strong same-property NOI growth of 4.6% for the third quarter 2005, which was one of the highest increases in recent years.

Storm-Affected Properties
As previously stated, the Company reported minimal damage to its centers in Louisiana and Texas that were affected by Hurricanes Katrina and Rita. Power has been fully restored to all of its properties affected by the storms and a vast majority of the retailers have reopened.

The Company further reports that it had minimal damage to its properties in southern Florida from the affects of Hurricane Wilma. Weingarten’s representatives have inspected all of its properties that were affected by the storm, and report no structural damage to its shopping centers, however, it did incur nominal damage to some pylon signs and landscaping (trees). An overwhelming majority of its anchor tenants affected by the storm have reopened. The financial impact of the storms on the Company’s operations and FFO are not material.

“As towns and neighborhoods recover from these devastating storms, the reopening of Weingarten's retailers plays a vital role in serving consumers' everyday needs, such as grocery shopping, banking and many other services. I also wanted to recognize and thank the Weingarten associates who have been working around the clock to help our merchants get back to serving their communities. Our thoughts and prayers are with our neighbors as they rebuild,” added Alexander.

Delivering Strong Results on All Fronts
Alexander stated, “The acquisition market remains highly competitive, however, the activity experienced in our new development program is very exciting. Weingarten’s roots can be found in new development, as we developed all our properties until the mid-1980s, when one could acquire assets at more attractive prices than the cost of building them. I am pleased to report our Company is on target to achieve our 2005 FFO goals, and I am excited about 2006 and beyond. Concerning our earnings guidance, we are tightening our previous FFO range for 2005 of $2.68 to $2.75 per share to $2.70 to $2.75. For the full year 2005, we currently anticipate property acquisitions to be in the range of $375 million to $400 million, down from $500 million due to current market conditions, a $50 million investment in new development projects, and a property disposition program in the range of $225 million to $275 million, which is significantly higher than our original guidance.”

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Wednesday, October 26, 2005 at 10:00 a.m. Central Time. The webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 6490426 for the following 24 hours.

About Weingarten Realty Investors
Weingarten Realty Investors is a Houston, Texas based real estate investment trust with 355 income producing and new development properties in 21 states that span from coast to coast in the southern half of the United States. Included in the portfolio are 294 neighborhood and community shopping centers and 61 industrial properties aggregating 47.1 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,200 tenants comprising less than 3% of its rental revenues. Listed on the New York Stock Exchange, the Company’s common shares are traded under the symbol “WRI”. Additionally, the Company produces and posts on a quarterly basis supplemental financial information on its Web site. For further information on the Company, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:
Brook Wootton, Director, Investor Relations, 713.866.6050

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Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

STATEMENTS OF CONSOLIDATED INCOME AND	2005	2004	2005	2004
FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$137,121	$125,654	$400,806	$357,527
Other Income	2,963	1,426	7,244	4,734
Total Revenues	140,084	127,080	408,050	362,261
Depreciation and Amortization	32,285	29,713	93,985	84,160
Operating Expense	20,803	20,473	59,203	55,573
Ad Valorem Taxes	16,965	14,040	48,619	42,347
General and Administrative Expense	4,354	4,085	13,123	12,047
Impairment Loss				2,700
Total Expenses	74,407	68,311	214,930	196,827
Operating Income	65,677	58,769	193,120	165,434
Interest Expense	(32,795)	(29,826)	(95,285)	(85,699)
Loss on Redemption of Preferred Shares				(3,566)
Equity in Earnings of Joint Ventures, net	1,895	1,615	4,788	4,431
Income Allocated to Minority Interests	(1,385)	(1,001)	(4,530)	(2,855)
Gain on Sale of Properties	132	370	22,111	789
Income From Continuing Operations	33,524	29,927	120,204	78,534
Operating Income From Discontinued Operations	219	1,311	2,364	4,865
Gain on Sale of Properties From Discontinued Operations	27,740		45,682	13,430
Income from Discontinued Operations	27,959	1,311	48,046	18,295
Net Income	61,483	31,238	168,250	96,829
Less: Preferred Share Dividends	2,525	2,428	7,576	4,959
Net Income Available to Common Shareholders--Basic	$58,958	$28,810	$160,674	$91,870
Net Income Per Common Share--Basic	$0.66	$0.33	$1.80	$1.08
Net Income Available to Common Shareholders--Diluted	$60,273	$29,761	$164,562	$94,513
Net Income Per Common Share--Diluted	$0.65	$0.33	$1.77	$1.07

Funds from Operations:
Net Income Available to Common Shareholders	$58,958	$28,810	$160,674	$91,870
Depreciation and Amortization	29,946	28,092	87,705	79,873
Depreciation and Amortization of Unconsolidated Joint Ventures	735	715	2,578	2,073
Gain on Sale of Properties	(27,880)	(370)	(67,593)	(14,195)
(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	(86)	2	(83)	2
Funds from Operations--Basic	$61,673	$57,249	$183,281	$159,623
Funds from Operations Per Common Share--Basic	$0.69	$0.66	$2.06	$1.87
Funds from Operations--Diluted	$63,849	$58,874	$189,691	$164,086
Funds from Operations Per Common Share--Diluted	$0.68	$0.65	$2.04	$1.85
Weighted Average Shares Outstanding--Basic	89,257	86,951	89,186	85,237
Weighted Average Shares Outstanding--Diluted	93,316	90,537	93,126	88,475

	September 30,	December 31,
	2005	2004
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$3,955,425	$3,751,607
Accumulated Depreciation	(664,534)	(609,772)
Investment in Real Estate Joint Ventures	61,006	48,382
Notes Receivable from Real Estate Joint Ventures and Partnerships	29,235	16,593
Unamortized Debt and Lease Costs	95,527	91,155
Accrued Rent and Accounts Receivable, net	51,921	57,964
Cash and Cash Equivalents	23,961	45,415
Restricted Deposits and Mortgage Escrows	66,160	10,623
Other	48,699	58,351
Total Assets	$3,667,400	$3,470,318

Debt	$2,246,583	$2,105,948
Accounts Payable and Accrued Expenses	90,492	99,680
Other	102,108	94,800
Total Liabilities	2,439,183	2,300,428

Minority Interest	85,035	73,930

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,683	2,672
Additional Paid in Capital	1,287,314	1,283,270
Accumulated Dividends in Excess of Net Income	(142,331)	(185,243)
Accumulated Other Comprehensive Loss	(4,488)	(4,743)
Total Shareholders' Equity	1,143,182	1,095,960
Total Liabilities and Shareholders' Equity	$3,667,400	$3,470,318